TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordan-Quintal – 401-457-2362 Michael Maynard – 401-457-2474
Textron Reports Third Quarter Results Further Reduces Managed Finance Receivables by $627 Million

Providence, Rhode Island – October 20, 2010 – Textron Inc. (NYSE: TXT) today reported a third quarter loss from continuing operations of $0.17 per share, compared to income of $0.02 per share in last year’s third quarter.  Excluding special charges, the company reported income from continuing operations of $0.13 per share, compared to $0.12 per share a year ago. Free cash flow generated in the quarter from manufacturing operations was $157 million, bringing year-to-date free cash flow from manufacturing operations to $174 million, compared to $68 million for the first nine months of last year. Revenues were $2.5 billion, down 2.7 percent from last year’s third quarter, primarily due to lower business jet deliveries.

“Our third quarter performance reflected the ramp-up in military programs at Bell, strong year-over-year growth in our Industrial segment and continued focus on cost productivity and operational execution across all of our manufacturing businesses,” said Textron Chairman and CEO Scott C. Donnelly.

“We also advanced our finance receivable liquidation plan, reducing managed receivables by $627 million during the quarter,” Donnelly added.

Special Charges

Special charges of $0.30 per share were recorded during the third quarter. This included a $0.25 per share ($91 million, pre-tax) non-cash charge associated with the elimination of a cumulative currency translation balance, resulting from Textron Financial’s asset liquidation in Canada. The additional $0.05 ($23 million, pre-tax) in charges were related to restructuring activities across Textron.

Outlook

“While we continue to implement our restructuring and overhead reduction activities, the company is also ramping new product development,” Donnelly continued. “Our new Citation Ten business jet announced earlier this week at the National Business Aviation Association Annual Meeting and Convention is a perfect example of our commitment to accelerate product innovation.”

During the fourth quarter, the company expects a few non-recurring international tax-related items that will benefit income by about $0.08 per share. Including this impact, Textron projects full-year earnings per share from continuing operations excluding special charges will be in the range of $0.70 to $0.75, with full-year free cash flow from continuing operations of the manufacturing group of at least $400 million. Full-year finance receivables liquidations are expected to be about $2.4 billion.

Third Quarter Segment Results

Cessna

Cessna’s revenues decreased $290 million in the third quarter from the same period in the prior year, reflecting lower new aircraft sales, including the delivery of 26 jets compared with 68 in the corresponding period last year.  However, aftermarket volumes were up in the quarter.

Segment profit decreased $63 million, primarily due to the lower deliveries and lower deposit forfeiture income as a result of fewer order cancellations in 2010, partially offset by lower expenses.

Cessna backlog ended the third quarter at $3.4 billion, down $321 million from the end of the second quarter.

Bell

Bell’s revenues increased $197 million in the third quarter from last year.  U.S. Government revenues increased $172 million due to higher V-22 and H-1 deliveries.  Commercial revenues increased $25 million, due to higher service and support, improved pricing and favorable mix.

Segment profit increased $28 million due to higher overall volume, favorable program adjustments based on operational performance, partially offset by a gain on a currency exchange contract recorded in 2009, higher research and development costs and higher selling and administrative expenses.

Bell backlog decreased $537 million from the end of second quarter to $6.5 billion.

Textron Systems

Revenues at Textron Systems decreased $42 million primarily due to lower volume. Segment profit decreased $18 million due to lower volume, pricing and unfavorable mix.

Textron Systems’ backlog at the end of the third quarter was $1.6 billion, essentially the same from the end of the second quarter.

Industrial

Revenues increased $77 million due to higher volume, partially offset by an unfavorable foreign exchange impact.

Segment profit increased $31 million due to higher volume and improved cost performance, partially offset by higher inflation.

Finance

Finance segment revenues decreased $12 million due to the impact of lower average finance receivables, lower accretion from previous mark-to-market adjustments, and the non-recurrence of last year’s gains on debt extinguishment, partially offset by lower net portfolio losses.

Finance segment loss was lower by $13 million reflecting lower net portfolio losses, loan loss provisions, and selling and administrative expenses, partially offset by the impact of lower average finance receivables, lower accretion from previous mark-to-market adjustments, a higher interest rate on debt and the non-recurrence of last year’s gains on debt extinguishment.

Since the end of last quarter, sixty-day plus delinquencies of finance receivables held for investment decreased to $357 million from $385 million and nonaccrual finance receivables remained flat at $876 million.  Net charge-offs in the third quarter were $26 million compared with $57 million in the second quarter of 2010.

Managed receivables ended the third quarter at $5.0 billion, down from $5.6 billion at the end of last quarter.

Non-GAAP Measures

Income from continuing operations, excluding special charges and manufacturing free cash flow are non-GAAP measures that are defined and reconciled to GAAP in attachments to this release.

Conference Call Information

Textron will host its conference call today, October 20, 2010 at 8:00 a.m., Eastern to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1085 in the U.S. or (612) 332-0226 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, October 20, 2010 by dialing (320) 365-3844; Access Code: 138125.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.
Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.
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Forward-looking Information

Certain statements in this press release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, such as the Risk Factors contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and including the following: (a) changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Enduring Freedom and the Overseas Contingency Operations; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting our operations or demand for our products; (i) the ability to control costs and successful implementation of various cost-reduction programs; (j) the timing of new product launches and certifications of new aircraft products; (k) changes in aircraft delivery schedules or cancellation or deferrals of orders; (l) the impact of changes in tax legislation; (m) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (n) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (o) the availability and cost of insurance; (p) increases in pension expenses and employee and retiree medical benefits; (q) our Finance segment’s ability to maintain portfolio credit quality and to realize full value of receivables and of assets acquired upon foreclosure of receivables; (r) Textron Financial Corporation’s (“TFC”) ability to maintain certain minimum levels of financial performance required under its committed bank line of credit and under Textron’s support agreement with TFC; (s) our Finance segment’s access to financing, including securitizations, at competitive rates; (t) our ability to successfully exit from TFC’s commercial finance business, other than the captive finance business; (u) uncertainty in estimating market value of TFC’s receivables held for sale and reserves for TFC’s receivables to be retained; (v) uncertainty in estimating contingent liabilities and unrecognized tax benefits and establishing reserves to address such items; (w) risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities; (x) the efficacy of research and development investments to develop new products and unanticipated expenses in connection with the launching of significant new products or programs; (y) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; (z) difficult conditions in the financial markets which may adversely impact our customers’ ability to fund or finance purchases of our products; and (aa) continued volatility in the economy resulting in a prolonged downturn in the markets in which we do business.

TEXTRON INC.
REVENUES BY SEGMENT AND RECONCILIATION OF SEGMENT PROFIT TO NET INCOME (LOSS)
THREE AND NINE MONTHS ENDED OCTOBER 2, 2010 AND OCTOBER 3, 2009
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

REVENUES
MANUFACTURING:
Cessna	$535	$825	$1,603	$2,465
Bell	825	628	2,266	2,040
Textron Systems	460	502	1,452	1,397
Industrial	600	523	1,886	1,506
	2,420	2,478	7,207	7,408
FINANCE	59	71	191	279
Total revenues	$2,479	$2,549	$7,398	$7,687

SEGMENT PROFIT
MANUFACTURING:
Cessna (a)	$(31)	$32	$(52)	$170
Bell	107	79	289	220
Textron Systems	50	68	175	175
Industrial	37	6	137	9
	163	185	549	574
FINANCE	(51)	(64)	(180)	(229)
Segment profit	112	121	369	345
Special charges (b)	(114)	(42)	(136)	(203)
Corporate expenses and other, net	(35)	(44)	(89)	(124)
Interest expense, net for Manufacturing group	(32)	(40)	(103)	(102)
Income (loss) from continuing operations
before income taxes	(69)	(5)	41	(84)
Income tax (expense) benefit (c)	21	11	(12)	71
Income (loss) from continuing operations	(48)	6	29	(13)
Discontinued operations, net of income taxes	-	(2)	(3)	45
Net income (loss)	$(48)	$4	$26	$32
Earnings per share:
Income (loss) from continuing operations	$(0.17)	$0.02	$0.10	$(0.05)
Discontinued operations, net of income taxes	-	(0.01)	(0.01)	0.17
Net income (loss)	$(0.17)	$0.01	$0.09	$0.12
Average shares outstanding (d)	274,896,000	278,429,000	300,410,000	260,099,000

(a)	During the first quarter of 2009, we sold the assets of CESCOM, Cessna’s aircraft maintenance tracking service line, resulting in a pre-tax gain of $50 million.

(b)
For the three and nine months ended October 2, 2010, special charges includes restructuring costs of $23 million and $45 million, respectively, primarily for severance.  In addition, in the third quarter of 2010, special charges include a $91 million non-cash pre-tax charge to reclassify a foreign exchange loss from equity to the income statement as a result of substantially liquidating a Finance segment entity.  For the three and nine months ended October 3, 2009, special charges includes restructuring costs of $42 million and $203 million, respectively, primarily for severance, asset impairment charges and a pension plan curtailment charge.

(c)
For the three and nine months ended October 2, 2010, income tax includes a $17 million tax benefit related to the above foreign exchange reclassification.  For the nine months ended October 2, 2010, income tax includes an $11 million tax charge related to federal health-care legislation enacted in 2010.

(d)
For the three months ended October 2, 2010 and the nine months ended October 3, 2009, the potential dilutive effect of restricted stock units, stock options and warrants, convertible preferred stock and convertible notes is excluded from earnings per share as it would have an anti-dilutive effect on the loss from continuing operations.  Fully diluted shares were used to calculate earnings per share for the three months ended October 3, 2009 and the nine months ended October 2, 2010.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	October 2, 2010	January 2, 2010
Assets
Cash and cash equivalents	$802	$1,748
Accounts receivable, net	899	894
Inventories	2,647	2,273
Other current assets	798	985
Net property, plant and equipment	1,907	1,968
Other assets	3,495	3,560
Textron Finance assets	5,465	7,512
Total Assets	$16,013	$18,940

Liabilities and Shareholders' Equity
Current portion of long-term debt	$18	$134
Other current liabilities	2,640	2,608
Other liabilities	3,220	3,253
Long-term debt	2,289	3,450
Textron Finance liabilities	4,860	6,669
Total Liabilities	13,027	16,114

Total Shareholders’ Equity	2,986	2,826
Total Liabilities and Shareholders’ Equity	$16,013	$18,940

TEXTRON INC.
MANUFACTURING GROUP
Condensed Schedule of Cash Flows and Free Cash Flow GAAP to Non-GAAP Reconciliation
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
(In millions)	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Cash flows from operating activities:
Income from continuing operations	$63	$50	$218	$149
Dividends received from the Finance group	140	100	355	284
Capital contribution paid to Finance group	(82)	(109)	(228)	(197)
Depreciation and amortization	90	92	260	270
Changes in working capital	28	223	(286)	(308)
Non-cash adjustments and other, net	26	13	112	119
Net cash from operating activities of continuing operations	265	369	431	317
Cash flows from investing activities:
Capital expenditures	(51)	(52)	(134)	(165)
Net cash used in acquisitions	(4)	—	(47)	—
Other investing activities, net	(9)	(30)	(26)	(46)
Net cash from investing activities of continuing operations	(64)	(82)	(207)	(211)
Cash flows from financing activities:
Net borrowings under line of credit facilities	(665)	(30)	(1,167)	1,172
Proceeds from issuance of long-term debt	—	595	—	595
Principal payments on long-term debt	(119)	(182)	(130)	(212)
Net intergroup borrowings	362	—	150	133
Decrease in short-term debt	—	—	—	(869)
Proceeds from issuance of convertible notes, net of hedge	—	—	—	442
Proceeds from issuance of common stock and warrants	—	—	—	333
Payment on borrowings against officers life insurance policies	—	(1)	—	(411)
Proceeds on option exercises	—	—	2	—
Dividends paid	(5)	(6)	(16)	(16)
Net cash from financing activities of continuing operations	(427)	376	(1,161)	1,167
Total cash flows from continuing operations	(226)	663	(937)	1,273
Total cash flows from discontinued operations	(5)	(27)	(8)	222
Effect of exchange rate changes on cash and cash equivalents	12	5	(1)	11
Net change in cash and cash equivalents	(219)	641	(946)	1,506
Cash and cash equivalents at beginning of period	1,021	1,396	1,748	531
Cash and cash equivalents at end of period	$802	$2,037	$802	$2,037

Manufacturing Free Cash Flow GAAP to Non-GAAP Reconciliations:
Net cash from operating activities of continuing operations – GAAP	$265	$369	$431	$317
Less: Dividends received from the Finance group	(140)	(100)	(355)	(284)
Plus: Capital contributions paid to Finance group	82	109	228	197
Less: Capital expenditures	(51)	(52)	(134)	(165)
Plus: Proceeds on sale of property, plant and equipment	1	1	4	3
Manufacturing free cash flow – Non-GAAP	$157	$327	$174	$68

2010 Full Year Outlook
Net cash from operating activities of continuing operations – GAAP	$810
Less: Dividends received from the Finance group	(510)
Plus: Capital contributions paid to Finance group	380
Less: Capital expenditures	(290)
Plus: Proceeds on sale of property, plant and equipment	10
Manufacturing free cash flow – Non-GAAP	$400

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business.  Our definition of Manufacturing free cash flow uses net cash from operating activities of continuing operations, adjusted for dividends received from TFC, capital contributions provided under the Support Agreement, capital expenditures and proceeds from the sale of plant, property and equipment.  We believe that our Manufacturing free cash flow calculation provides a relevant measure of liquidity and a useful basis for assessing our ability to fund operations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.  Our Manufacturing free cash flow measure may not be comparable to similarly titled measures reported by other companies, as there is no definitive accounting standard on how the measure should be calculated.

TEXTRON INC.
Condensed Consolidated Schedule of Cash Flows
(Unaudited)
	For the Three Months Ended		For the Nine Months Ended
(In millions)	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Cash flows from operating activities:
Income (loss) from continuing operations	$(48)	$6	$29	$(13)
Provision for losses on finance receivables	29	43	128	206
Depreciation and amortization	95	100	282	297
Changes in working capital	389	329	160	(29)
Non-cash adjustments and other, net	52	69	168	94
Net cash from operating activities of continuing operations	517	547	767	555
Cash flows from investing activities:
Finance receivables originated or purchased	(108)	(663)	(378)	(2,613)
Finance receivables repaid	275	745	1,265	3,250
Proceeds on receivable sales, including securitizations	158	18	501	202
Capital expenditures	(51)	(52)	(134)	(165)
Net cash used in acquisitions	(4)	—	(47)	—
Proceeds from sale of repossessed assets and properties	26	49	92	176
Other investing activities, net	3	86	39	152
Net cash from investing activities of continuing operations	299	183	1,338	1,002
Cash flows from financing activities:
Net borrowing under line of credit facilities	(665)	(30)	(1,167)	2,912
Decrease in short-term debt	—	(9)	—	(1,637)
Principal payments on long-term debt	(372)	(600)	(1,863)	(2,035)
Proceeds from issuance of long-term debt	19	625	47	641
Proceeds from issuance of convertible notes, net of hedge	—	—	—	442
Proceeds from issuance of common stock and warrants	—	—	—	333
Payments on borrowings against officers life insurance policies	—	(1)	—	(411)
Proceeds on option exercises	—	—	2	—
Dividends paid	(5)	(6)	(16)	(16)
Net cash from financing activities of continuing operations	(1,023)	(21)	(2,997)	229
Total cash flows from continuing operations	(207)	709	(892)	1,786
Total cash flows from discontinued operations	(5)	(27)	(8)	222
Effect of exchange rate changes on cash and cash equivalents	12	9	(1)	21
Net change in cash and cash equivalents	(200)	691	(901)	2,029
Cash and cash equivalents at beginning of period	1,191	1,885	1,892	547
Cash and cash equivalents at end of period	$991	$2,576	$991	$2,576

Textron Inc.
GAAP to Non-GAAP Reconciliations
Income/(Loss) from Continuing Operations, Excluding Special Charges

A reconciliation of income/(loss) from continuing operations in accordance with GAAP (Generally Accepted Accounting Principles) to income from continuing operations, excluding special charges on a non-GAAP basis is provided below.

	For the Three Months Ended		For the Nine Months Ended
	Oct 2, 2010	Oct 3, 2009	Oct 2, 2010	Oct 3, 2009
Net income/(loss) – GAAP	$(0.17)	$0.01	$0.09	$0.12
Discontinued operations – (Income)/Loss	-	0.01	0.01	(0.17)
Income/(loss) from continuing operations-GAAP	(0.17)	0.02	0.10	(0.05)
Special charges, net of taxes:
Restructuring	0.05	0.10	0.08	0.49
Discrete tax charge resulting from changes in federal health care law	-	-	0.04	-
TFC Canada CTA charge	0.25	-	0.25	-
Income from continuing operations, excluding special charges – Non-GAAP	$0.13	$0.12	$0.47	$0.44

	2010 Full Year Outlook
Income from continuing operations - GAAP	$ 0.30	-	$ 0.35
Special charges, net of taxes		0.40
Income from continuing operations, excluding special charges – Non-GAAP	$ 0.70	-	$ 0.75

Income from continuing operations, excluding special charges is a non-GAAP financial measure. Special charges include items that are either isolated or temporary in nature and are excluded from segment profit. Results before special charges are also the basis for measuring operating performance for management compensation purposes. It is helpful to understand results without these charges, especially when comparing results to previous periods.  However, analysis of the company’s results before special charges should be used only in conjunction with data presented in accordance with GAAP.